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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
America West Holdings Corporation:

We consent to the use of our reports dated March 11, 2005 with respect to the consolidated balance sheets of America West Holdings Corporation and subsidiary (Holdings) and America West Airlines, Inc. ("AWA") as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and stockholders' equity and comprehensive income for the years then ended, the related consolidated financial statement schedule, and our report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of the year ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

Our report dated March 11, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Holdings did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Holdings did not maintain effective internal control over financial reporting due to a material weakness associated with its accounting for AWA's fuel hedging transactions. Management concluded that AWA's fuel hedging transactions did not qualify for hedge accounting under U.S. generally accepted accounting principles and that Holdings' consolidated financial statements for prior periods required restatement to reflect the fair value of fuel hedging contracts in the consolidated balance sheet and consolidated statement of stockholders' equity and comprehensive income for Holdings. These accounting errors were the result of deficiencies in its internal control over financial reporting from the lack of effective reviews of hedge transaction documentation and of quarterly mark-to-market accounting entries on open fuel hedging contracts by personnel at an appropriate level.

Our reports dated March 11, 2005, related to the consolidated financial statements of Holdings and AWA refer to the restatement of Holdings' and AWA's consolidated balance sheets and the consolidated statements of stockholders' equity and comprehensive income as of and for the year ended December 31, 2003 and the restatement of Holdings' diluted earnings per share for the year ended December 31, 2003 in connection with the adoption of Emerging Issues Task Force Issue No. 04-08 "The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share".


/s/ KPMG LLP

Phoenix, Arizona
June 24, 2005